Exhibit 10.8

DEFERRED COMPENSATION AGREEMENT

This Agreement made effective as of October 1, 2005 by and between McKENZIE BAY INTERNATIONAL, LTD., a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business at 37899 Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331, hereinafter referred to as “MKBY”, and JOHN W. SAWARIN, of 143 Windsor Avenue, London, Ontario, Canada N6C 2A1, hereafter referred to as “Employee”.

W I T N E S S E T H :

WHEREAS, Employee was a Founder of MKBY and has been a Key Employee of MKBY since its founding and is now its Vice President-Marketing, and

WHEREAS, the parties agree that Employee shall retire, effective September 30, 2005, and

WHEREAS, MKBY wishes to provide Employee with an orderly payment of compensation which has been deferred and compensation which is due to Employee under Employee’s current employment contract,

NOW, THEREFORE, in consideration of the above recitals, the terms and covenants of this Agreement and other valuable consideration, the parties agree as follows:

1.

The parties hereby agree that Employee’s retirement shall be effective as of September 30, 2005, and that neither party shall have any claim against the other arising out of the employment agreement between the parties, other than for expenses advanced by Employee on behalf of MKBY and any claim which may arise under the terms of this Deferred Compensation Agreement.   MKBY shall pay to Employee, as deferred compensation, the sum of Four Thousand Six Hundred and no/100 ($4,600.00) Dollars U.S. per month commencing October 1, 2005 for a period of Twenty Eight (28) months.

2.

In the event that after the date of execution of this agreement MKBY is able to secure equity or equity-like funding totaling, in the cumulative, Ten Million Dollars ($10,000,000.00), then MKBY, at its option, may pay the then remaining amount due under this agreement to Employee in a lump sum..  Debt funding for WindStor projects shall not be considered “equity funding”.

3.

In the event Employee dies subsequent to his retirement as set forth in 1 above, MKBY will pay the remaining unpaid amount called for in paragraph 1 above to such person or persons named by Employee in a written document filed by him with MKBY before his death or in the absence of such designation to the person or persons designated by Employee in Employee’s Last Will and Testament or in the absence of such designation, to Employee’s estate.

4.

Employee agrees that Employee will remain reasonably available to undertake and perform such special projects as Employee and MKBY may agree upon from time to time.

The parties agree that Employee will not receive additional compensation for undertaking such special projects but shall be reimbursed for all expenses related to such special projects which have been agreed upon between Employee and MKBY in advance of the incurring of such expenses.

5.

Employee agrees that as a condition for his entitlement to payments by MKBY under this Agreement, Employee will not engage in any employment either as an employee or as an independent contractor with any person, firm, corporation or other entity providing “inside the fence” electricity generated by a vertical axis wind turbine without the prior express and written consent of MKBY.  If at any time Employee violates the provisions of this section, the obligation of MKBY to make any future payments to Employee or Employee’s beneficiaries under this Agreement shall terminate immediately.

6.

Neither Employee nor Employee’s beneficiaries shall have the right to encumber, commute, borrow against, dispose of or assign the right to receive payments under this Agreement.

7.

This Agreement shall constitute the entire Agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

8.

Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

9.

It is agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Michigan, United States of America.

10.

Any notice provided for or concerning this Agreement shall be in writing and be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth at the beginning of this Agreement.

IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed this 19th day of December, 2005.

McKENZIE BAY INTERNATIONAL, LTD.

By:  /s/

Gregory N. Bakeman

Gregory N. Bakeman

Its:

President

/s/

JOHN W. SAWARIN

JOHN W. SAWARIN